Code of Ethics for Prophecy Asset Management, Inc.

I.	Personal Securities Trading.

A. Introduction
The Company’s policies and procedures regarding personal securities trading set forth in this section apply to transactions involving all equity and debt equity or debt securities, or any derivative instruments relating to any such securities, including options, warrants and futures, or any interest in a partnership or other entity that invest in any covered securities (but excluding redeemable securities of a diversified investment company registered under the Investment Company Act).

The Company prohibits its Access Persons from engaging in certain toes of securities transactions. An Access Person is any employee of the Company who has access to nonpublic information regarding any clients’ purchase or sale of securities, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All directors, officers, members and partners of the Company are also considered Access Persons.

B. Personal Securities Trading Accounts
All Access Persons are required to notify the Company of all “Personal Securities Trading Accounts” (defined below in this section) by promptly (within 10 days of initiating employment), completing the attached Personal Securities Trading Accounts Acknowledgment and Disclosure Form, and returning it to the Compliance Officer.
Personal Securities Trading Accounts include the following types of accounts through which securities may be traded (but do not include accounts opened or maintained with a diversified investment company registered under the Investment Company Act, i.e., mutual funds or 529 plans):

1.	Accounts in the Access Person’s name;

2.
Accounts in the name of the Access Person’s spouse, unless it can be shown to the satisfaction of the Company that the spouse’s account is completely independent of the Access Person (e.g., by a separately documented agreement);

3.
Accounts in the name of minor children, the Access Person’s mother, father, siblings or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible;

4.	Accounts in which the Access Person has a beneficial interest; and

5.	Accounts in which the Access Person directly or indirectly controls, (such as trustee or custodial accounts) participates in, or has the right to control or to participate in, investment decisions.

All Access Persons are required to notify the Compliance Officer in writing promptly of any change in the information provided in the Personal Security Accounts Acknowledgment and Disclosure form. In this regard, Access Persons must inform and obtain approval from the Compliance Officer prior to the opening of a new Personal Securities Trading Account of the Access Person. Promptly after opening a new Personal Securities Trading Account, Access Persons must provide the Compliance Officer with duplicate copies of all new account documentation.

C. Providing Holdings Reports and Transaction Reports to the Company
All Access Persons must deliver to the Compliance Officer, within 10 days of becoming an Access Person, the Personal Securities Trading Accounts Acknowledgment and Disclosure Form, which shall include a holdings report for each Personal Securities Trading Account as defined below. The holdings report shall contain the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any direct or indirect beneficial ownership, the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit and the date the Access Person submits the report.

All Access Person must submit to the Compliance Officer updated versions of the aforementioned holdings reports on the first day of February of each year that they are an Access Person. The information in the holdings reports must be current as of December 15th of the previous year.

All Access Persons must submit transaction reports to the Compliance Officer within 30 days of the end of each calendar quarter. Each transaction report must contain the following information about each reportable security: (1) the date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved; (2) the nature of the transaction; (3) the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date the Access Person submits the report.

D. Personal Securities Transactions.
Access Persons may not engage in any securities transaction for any Personal Securities Trading Accounts, without first obtaining approval for such transaction from the Compliance Officer by submitting a Personal Securities Trading Request Form.  Employees must inform the Compliance Officer of the specific securities proposed to be traded and any other information requested by the Compliance Officer. All approvals issued by the Compliance Officer must be made in writing and are subject to the record keeping requirements discussed below.
The Company has the right to deny approval for a securities transaction without reason and without explanation.  The fact that approval for a securities transaction is granted or denied is highly confidential and should not be disclosed by the Access Person seeking approval to anyone inside or outside the Company.

Access Persons should not engage in speculation as to the reasons for the grant or denial of approval.  Any approval granted is valid only for the specific securities transaction described to the Compliance Officer and for which approval is granted.  For example, no matter how soon after an Access Person has executed an approved transaction an Access Person wishes to effect another transaction in the same security, or a different security of the same issuer, the Access Person must again seek and receive approval from the Compliance Officer prior to engaging in the subsequent transaction.

Approval must be received for every purchase or sale transaction, even if the Access Person received approval for the original purchase or sale of the same securities or had purchased or sold the securities prior to joining the Company.

Access Persons should not seek approval for a securities transaction unless and until they have made a decision to engage in, or recommend to or otherwise cause another person or entity to engage in, the transaction for which approval is sought.  In this regard, Access Persons are required to execute approved securities transactions within 24 hours of the time approval is received.  If for any reason an Access Person delays the execution of a transaction for which approval is obtained beyond this time, he must again seek approval for the transaction from the Compliance Officer.

The Company has the right to impose restrictions (in addition to those specifically set forth in this memorandum) on trading by the Company’s Access Persons at the expense of the Employee or a member of his Family or a Personal Securities Trading Account. Such restrictions might take the form of, among other things, causing the Access Person to reverse, cancel, liquidate or freeze a transaction or position.  The imposition of any such restriction is highly confidential and should not be disclosed outside the Company, or inside the Company except to the extent necessary to effectuate the restriction and, in such case, only with the prior approval of the Compliance Officer. Access Persons should avoid speculation as to the reasons for the imposition of any restriction.

Access Persons are prohibited from purchasing any security in the initial public offering of the security or a limited offering, without the express written approval of the Compliance Officer. Such “new issues” may be purchased only in the secondary trading market after such market is established.

E. Record Retention
The Company shall maintain copies of all holdings reports, transaction reports, Personal Securities Trading Accounts Acknowledgment and Disclosure Forms,
Personal Securities Trading Request Form and records of all decisions to allow a transaction for five years.

F. Review of Personal Trading Documentation
The Company shall monitor compliance with the aforementioned policies by periodically checking that all Access Persons are submitting the aforementioned reports and reviewing the submitted documentation.

II.	Insider Trading

A. Introduction
The Company should establish, maintain and enforce written policies and procedures designed to prevent the misuse of material nonpublic information by Employees.  A person designated by management should be responsible for implementing, monitoring and enforcing the Company’s policies and procedures against insider trading.

In 1984, Congress passed the Insider Trading Sanctions Act (“ITSA”) to help the SEC enforce insider trading laws.  Prior to ITSA, the SEC’s primary remedies for fraudulent activity were injunctions and disgorgement of illicit profits.  ITSA gave the SEC a new tool against insider trading violators -- civil penalties of up to three times the profit realized or loss avoided.

In 1988, Congress enacted the Insider Trading Securities Fraud Enforcement Act (“ITSFEA”).  ITSFEA made three fundamental changes in insider trading law.  First, ITSFEA expanded the scope of persons who may be liable for insider trading to include employers, managerial and supervisory personnel and other controlling persons (collectively, “Controlling Persons”).  Even if such Controlling Persons do not themselves trade while in possession of or tip material, nonpublic information, each Controlling Person may be civilly liable to the government in the amount of the greater of $1,000,000 or up to three times the profit realized or loss avoided by the person who made the illegal trades if the Controlling Person failed to take appropriate steps to prevent the violation.  ITSFEA also requires registered broker-dealers and investment advisers to adopt, maintain and enforce written policies and procedures to prevent the misuse of material, nonpublic information.  ITSFEA also permits contemporaneous traders to bring private suits for damages against insider trading violators and their controlling persons.

In 1990, Congress passed the Securities Law Enforcement Remedies Act, further strengthening the SEC’s arsenal in detecting, deterring and punishing securities laws violations.

B. Definitions

1.	Insider
The term “insider” is broadly defined to include all Employees of the Company.  In addition, a person can be a “temporary insider” if the person enters into a special confidential relationship in the conduct of the Company’s affairs and, as a result, is given access to information solely for the Company’s purposes.  A temporary insider can include, among others, the Company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.  In addition, the Company may become a temporary insider of a client it advises or for which it performs other services.  If a client expects the Company to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Company will be considered an insider.

2.	Insider Trading
The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a)	Trading by an insider on the basis of material non-public information;

b)
Trading by a non-insider (also called a “temporary insider”) on the basis of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and

c)	Communicating material non-public information to others.

3.	Material Information
The term “material information” is generally defined as information that a reasonable investor would most likely consider important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to its business.  Material information includes, but is not limited to:  dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

4.	Non-Public Information
Information is non-public until it has been effectively communicated to the marketplace.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

C. The Company’s Policy on Insider Trading
All Employees are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others.  The agreement to abide by the written policy of the Company on insider trading must be read and signed by every Employee.

D. Prevention of Insider Trading
To prevent insider trading from occurring, the Compliance Officer shall:

1.	Design an appropriate educational program and provide educational materials to familiarize Employees with the Company’s policy;

2.	Answer questions and inquiries regarding the Company’s policy;

3.	Review the Company’s policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

4.	Resolve issues as to whether information received by an Employee constitutes material and non-public information;

5.	Upon determination that an Employee has possession of material non-public information:

a)	Implement measures to prevent dissemination of such information; and

b)	Restrict Employees from trading on any affected securities.

6.
If necessary, physically separate the departments, which regularly receive confidential material, including the separation of record keeping and support systems (commonly referred to as a “Chinese Wall”);

7.
If necessary, prepare a “Watch List” or “Restricted List” in order to monitor and prevent the occurrence of insider trading in certain securities that the Company is prohibited or restricted from trading; and

8.	Hold meetings with all Employees at least annually to review the policy.

E. Detection of Insider Trading
In order to detect insider trading, the Compliance Officer periodically should:

1.	Review the trading activity reports filed by each Employee;

2.	Submit his or her trading records and other relevant information to another senior manager for review;

3.	Review the trading activity of accounts managed by the Company;

4.	Review trading activity involving the Company’s own account; and

5.	Coordinate the review of such reports with other appropriate management personnel of the Company.

F. Reports to Management

1.	Immediate Report
Immediately upon learning of a potential insider trading violation, the Compliance Officer should prepare a written report management providing full details and recommendations for further action.

2.	Annual Report
The Compliance Officer should advise management on an annual basis,  the following:

a)	A summary of existing procedures to detect and prevent insider trading;

b)	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

c)	If appropriate, the names of all securities appearing on the Company’s “Watch List” and/or “Restricted List” during the previous year, and the status of each such security;

d)	An evaluation of the Company’s current procedures for monitoring and enforcing its insider trading policy and any recommendations for improvement; and

e)	A description of the Company’s continuing education program regarding insider trading, including copies of any new materials used since the last report to management.

PERSONAL TRADING CERTIFICATION

TO:           CCO

Attached is a complete and accurate list of all accounts with any brokerage firm, bank or other financial institution at which any securities may be purchased or sold, held in my name or the name of my spouse, my minor children, relatives living with me, and persons to whom I contribute support, or in which any of such persons has a direct or indirect beneficial interest, or over which any of such persons has discretionary investment authority, or for which any of such persons participates directly or indirectly, in the selection of securities.

I understand that you require this list to monitor my compliance with the policies and procedures of the Company, relating to insider trading, fiduciary duties to clients and other securities laws. I agree to notify the Company and obtain its consent before opening any new account that falls within the above description. I further agree to direct all brokerage firms, banks or other financial institutions identified on the attachment to furnish the Company with copies of all brokerage statements and trade confirmations and any other information concerning activity in any of the listed accounts.

________________________________                                                                                                Signed:

________________________________                                                                                                Print Name:

________________________________                                                                                                Date:

LIST OF SECURITIES AND COMMODITIES ACCOUNTS AS OF

__________________________________________________

FOR

__________________________________________________

Registered in the name of:	Financial/Brokerage Institution	Account Number

Initial: _______________

PERSONAL SECURITIES TRADING REQUEST FORM

Name:
Proposed Transaction

Circle One	Purchase Sale
Date of Transaction
Name of Issuer and Symbol
Type of Security (Stock, Option, Derivative, etc.)
Quantity
Price
Approximate Dollar Amount
Account
Name of Broker or Bank
Date of Request:

You   _____________execute the proposed transaction described above.
        (may or may not)

________________________________________
Compliance Officer

________________________________________
Date of Response